Exhibit 3.14

                          AMENDED AND RESTATED COMBINED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                      MINERAL RESOURCE TECHNOLOGIES, L.L.C.

                                       and

                             STOCKHOLDERS AGREEMENT

                                       of

                              MRT MANAGEMENT CORP.

            This Agreement (this "Agreement"), dated as of June 30, 1999, by and among Philipp Brothers Chemicals, Inc., a New York corporation ("PBC"), MRT Management Corporation, a Delaware corporation (the "Company"), and the other parties whose names are set forth on Schedule A attached hereto, and each other person who shall become party to this Agreement (whether by counterpart, separate signature page or otherwise) as a "Member" of Mineral Resource Technologies, L.L.C. or as a "Stockholder" of the Company.

                              W I T N E S S E T H:

            WHEREAS, this Agreement constitutes for all purposes an amendment and restatement of the Limited Liability Company Agreement, dated as of November 21, 1995, among the original members of Mineral Resource Technologies, L.L.C., a Delaware limited liability company ("MRT"), as heretofore amended (the "Original LLC Agreement"), and is being executed and delivered in connection with and as part of the exchange by the Executive Stockholders (as hereinafter defined) of their Membership Interests (as hereinafter defined) in MRT for shares of capital stock of the Company, with MRT, as a result of such exchange, becoming a wholly owned subsidiary of the Company;

            WHEREAS, consistent with the foregoing, the Stockholders (as hereinafter defined) desire to reflect their amended and restated combined agreement with respect to the organization of and membership interests in MRT, and their Shares of and interests in or with respect to the Company, and their respective rights and obligations with respect thereto;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                               GENERAL PROVISIONS

      1.1 Certain Basic Definitions. For purposes of this Agreement:

            The term "Act" means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

            The term "GCL" means the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

            The term "affiliate" means with reference to any person, any partner, officer, director, shareholder, trustee, employee or agent of such person or any person directly or indirectly controlling, controlled by or under common control with such person, or any person who is a member of the family of any such partner, officer, director, shareholder, trustee, employee or agent, or a trustee or beneficiary of any trust for the benefit of any such person or any such partner, officer, director, shareholder, employee or agent or any such family member.

            The term "Certificate of Formation" means the Certificate of Formation of MRT filed under the Act, as the same may be amended or restated from time to time.

            The term "Certificate of Incorporation" means the Certificate of Incorporation of the Company filed under the GCL, as the same may be amended or restated from time to time.

            The term "Executive Stockholder" shall mean each individual who shall be or become a stockholder of the Company with the designation of, and become a party hereto as, an "Executive Stockholder", and who in each case continues to be a Stockholder hereunder.

            The term "Employment Agreements" shall mean the respective Employment Agreements between MRT (or any successor thereto) and each of the respective Executive Stockholders, as the same may be amended or restated from time to time.


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

            The term "Member" means the Company, those other persons, if any, whose names are set forth on Schedule B hereto, as the same may be amended from time to time, and each other person, if any, who is admitted as a member of MRT and a party hereto, and acquires a Membership Interest in MRT, with the rights, obligations, preferences and limitations specified herein.

            The term "Membership Interest" means a Member's aggregate rights in MRT, including, without limitation, the Member's right to shares of various categories of Net Income and Net Loss (as such terms are hereinafter defined), the right to receive distributions from MRT and the right to vote, grant consents and participate in the management of MRT.

            The term "Stockholder" means each of PBC, those persons whose names are set forth on Schedule A hereto, as the same may be amended from time to time, and each other person, if any, who becomes a stockholder of the Company and a party hereto.

            The term "PBC" means Philipp Brothers Chemicals, Inc., a New York corporation.

            The term "person" means any association, corporation, estate, general partnership, limited partnership, limited liability company, joint venture, natural person, real estate investment trust, business or other trust, custodian, or nominee, or any individual or other entity in its own or any representative capacity.

            The term "Shannonhouse" means Hugh P. Shannonhouse, an individual.

      1.2 Continuation of MRT; Effect.

            With respect to MRT:

            (a) The Company hereby continues MRT as a limited liability company under the provisions of the Act.

            (b) Except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make it effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly


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

invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

      1.3 Name. The name of MRT shall be "Mineral Resource Technologies, L.L.C.". The business of MRT may be conducted upon compliance with all applicable laws under any other name designated by the Managing Member(s) (as hereinafter defined).

      1.4 Principal Office; Registered Agent and Office.

            (a) The principal office of MRT shall be located in such place as shall be determined by the Managing Member(s).

            (b) The registered agent of MRT for the service of process and the registered office of MRT shall be that person and location reflected in the Certificate of Formation. The Managing Member(s), may, from time to time, change the registered agent or registered office through appropriate filings with the Secretary of State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member(s) shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

            (c) The Managing Member(s) are authorized to cause MRT to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which MRT transacts business in which such qualification, formation or registration is required or desirable. The Managing Member(s), as authorized persons within the meaning of the Act, are authorized to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for MRT to qualify to do business in a jurisdiction in which MRT may wish to conduct business.

      1.5 Purposes. The purposes of MRT are: (a) the providing of management, removal and recycling services for coal fly ash and municipal solid waste ash and related by-products and residues for and/or generated by public utilities and other combustion and mineral by-product producers; (b) to engage in any other lawful act or activity for which limited liability companies may be formed under the Act; and (c) to do any and all other acts and things which may be necessary, appropriate or incidental to the carrying out of such purposes.

      1.6 Powers of MRT. MRT shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 1.5 hereof, including, but not limited to the power:


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

            (a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any jurisdiction that may be necessary, convenient or incidental to the accomplishment of the purpose of MRT;

            (b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of MRT;

            (c) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member or any affiliate thereof, or any agent of MRT necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of MRT;

            (d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships; (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

            (e) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

            (f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

            (g) to appoint employees and agents of MRT, and define their duties and fix their compensation;

            (h) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;


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

            (i) to cease its activities and cancel its Certificate of Formation;

            (j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or other agreement in respect of any assets and/or operations of MRT;

            (k) to borrow money and issue evidence of indebtedness, and to secure the same by one or more mortgages, pledges or other liens on or of the assets of MRT;

            (l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against MRT or to hold any proceeds and/or other sums or assets against the payment of contingent liabilities; and

            (m) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of MRT.

      1.7 Consolidations and Mergers. MRT may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Act) upon the approval of the Managing Member(s).

      1.8 Member's Interest. A Member's Membership Interest shall for all purposes be personal property. A Member has no interest in specific property of MRT.

                                   ARTICLE II

                                MANAGEMENT OF MRT

      The following provisions of this Article 2 relate solely to MRT:

      2.1 Meetings of Members.

            (a) There shall be no requirement that MRT hold annual or other meetings of Members, provided, however, that meetings of Members shall be held to approve all acts which, pursuant to the Act, expressly require the approval of the Members (in their capacities as Members, as opposed to their respective capacities as manager(s) or Managing Member(s)).

            (b) Except as expressly required by the Act or by this Agreement, no vote, consent or authorization of the Members


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

(acting in their respective capacities as Members as opposed to acting in their respective capacities as managers or as Managing Member(s)) shall be required for the taking of any action on behalf of or with respect to MRT.

            (c) Meetings of the Members may be called by the Managing Member(s) and shall be held at such place as shall be designated from time to time by the Managing Member(s).

            (d) Written notice (which need not state the purpose or purposes for which the meeting is called) of any meeting of the Members, stating the place, date and hour of the meeting, shall be mailed or given by or at the direction of the Managing Member(s) to each Member entitled to vote at the meeting at least two days prior to the meeting.

            (e) At any meeting of the Members, every Member entitled to vote may vote or attend in person or by proxy.

            (f) For each one percentage point (or fraction thereof) of a Member's MRT Percentage Interest from time to time, such Member shall be entitled to one vote (or a corresponding fractional vote).

            (g) Except as otherwise provided in this Agreement, all limited liability company action required to be approved by vote of the Members (acting in their respective capacities as Members as opposed to their respective capacities as managers or Managing Member(s)) shall be authorized if Members whose then MRT Percentage Interests constitute, singly or in the aggregate, a majority of the aggregate MRT Percentage Interests of all the Members at such time (a "Majority in Interest" of all Members) affirmatively vote in favor of or consent to said authorization. Except as provided in Section 4.1 hereof, in every instance where this Agreement requires the consent or authorization of a Majority in Interest of Members or of any particular group of Members, such consent or authorization need not be in writing.

      2.2 Managing Member(s).

            (a) The business and affairs of MRT shall be managed by the Company so long as the Company's MRT Percentage Interest shall constitute a Majority in Interest of all Members, or in the absence thereof, by the Member or the Members acting together whose MRT Percentage Interest(s) constitute a Majority in Interest of all Members, and such Member(s) when so acting shall be deemed to be the manager(s) of MRT (individually or collectively a "Manager") and shall be referred to herein as the "Managing Member" or the "Managing Members", as the case may be. It is expressly acknowledged that the Company, so long as its MRT


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

Percentage Interest constitutes a Majority in Interest of all Members, is the sole Managing Member. The Managing Member(s) shall, except as expressly provided in this Agreement, have the exclusive power and authority to authorize and cause to be taken any action, in the name of and/or by or on behalf of MRT, of any kind and to authorize and cause to be done anything and everything, in the name of and/or by or on behalf of MRT, which the Managing Member(s) shall deem necessary or appropriate to carry on the business and affairs of MRT.

            (b) Except as otherwise provided in this Agreement, the Managing Member(s) shall have all of the rights, powers and obligations of a class of managers as provided in the Act and as otherwise provided by law.

            (c) No Member shall enter into any agreement or transaction or take any action in the name and/or by or on behalf of MRT or otherwise carry on the business or affairs of MRT without the consent or authorization of the Managing Member(s) or unless such Member is itself the Managing Member.

            (d) Each Managing Member shall be an authorized agent of MRT for the purpose of MRT's business, and all authorized actions of the Managing Member(s) shall bind MRT.

            (e) The Managing Member(s) shall be entitled to designate one or more persons from time to time to act as authorized officers or agents of MRT, and to execute, deliver and perform agreements, instruments and documents in the name and on behalf of MRT (each an "Authorized Agent"), consistent with the powers and authority of the Managing Member(s). In furtherance of the foregoing, the Managing Member shall be entitled to appoint a Chief Executive Officer, a President and one or more Vice Presidents (including Executive, Senior and/or Assistant Vice Presidents), and such other officers and agents as are desired. The Chief Executive Officer, President and each Vice President shall be an Authorized Agent of MRT and shall have the following powers and authority:

                  (i) The Chief Executive Officer shall be the chief executive officer of MRT.

                  (ii) The President shall be the chief operating officer of MRT.

                  (iii) Each Vice President shall have such powers and perform such duties as the Managing Member(s) may prescribe. Unless the Managing Member(s) shall otherwise determine, in the absence or inability of the President to act, the Vice Presidents (in the order determined by the Managing

Member(s), or if there be no such determination, in the order of appointment of Executive Vice Presidents, then of Senior Vice Presidents, then of Vice Presidents, and finally of Assistant Vice Presidents) may perform all the duties and may exercise any of the powers of the President.

            (f) The Managing Member(s) may remove any Authorized Agent at any time for cause or without cause.

            (g) Persons dealing with MRT are entitled to rely conclusively upon the power and authority of the Managing Member(s) and/or any Authorized Agent(s), and upon the certificate of the Managing Member(s) and/or any Authorized Agent(s), to the effect that such Managing Member(s) is (are) then acting as manager(s) of MRT or that such Authorized Agent(s) is (are) acting as Authorized Agent(s), as the case may be, with authority to act by and/or in the name or on behalf of MRT.

            (h) During the continuance of MRT, the Managing Member(s) shall devote such time and effort to MRT as the Managing Member(s) may determine in their sole discretion. Nothing contained in this Section 2.2 or elsewhere in this Agreement shall preclude the Managing Member(s), or any affiliate thereof, from acting as a director, officer or employee of any corporation, member of any limited liability company, a trustee of any trust, an executor or administrator of any estate, a partner of any partnership, or an administrative official of any other entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing.

      2.3 Limitations on Personal Liability.

            (a) The Members shall not have any liability for any obligations or liabilities of MRT whatsoever except if and then only to the extent expressly provided in the Act.

            (b) No Managing Member, nor any affiliate of any Managing Member, shall have any personal liability to MRT or any of the Members for damages for any breach of duty as a manager of MRT or as a Managing Member or as an Authorized Agent, as the case may be, and/or when acting with the consent of the Managing Member(s); provided that the foregoing provision shall not eliminate or limit the liability of any Managing Member if a judgment or other final adjudication adverse thereto establishes that acts or omissions thereto were in bad faith or involved intentional misconduct or a knowing violation of law or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled thereto.


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

            (c) No Member or Managing Member shall be personally liable for the return or payment of all or any portion of the capital of or profits allocable to or loans to MRT by any Member (or any successor, assignee or transferee thereof), it being expressly agreed that any such return of capital or payment of profits made pursuant to this Agreement, or any payment or repayment in respect of any such loan, shall be made solely from the assets of MRT (which shall not include any right of contribution from any Member or Managing Member).

      2.4 Expenses. The Managing Member(s) shall have the right to incur, or cause MRT to incur, costs, fees and expenses for MRT (including fees and expenses of attorneys and accountants) in connection with the formation, organization, management, financing, administration and operation of MRT, and MRT shall reimburse the Managing Member(s) or the provider of such services therefor in accordance with the provisions of Section 6.4 hereof.

      2.5 Tax Matters Member. The Managing Member(s) shall be, or may designate from time to time one Member to be, the tax matters partner of MRT for purposes of Subchapter C of Chapter 63 of Subtitle F of the Code.

      2.6 Inclusion. Except as otherwise stated, references in this Agreement to one or more Members shall be deemed to include Managing Member(s).

                                   ARTICLE III

                                     SHARES

      The following provisions of this Article 3 relate solely to the Company:

      3.1 Introductory Provisions.

            (a) "Basic Shares" shall mean those Shares of capital stock of the Company designated as "Basic Shares" held by or issued to Stockholders whether or not vested at the time. Basic Shares shall include, without limitation, any shares of the Company's voting Class A Common Stock, par value $.001 ("Class A Common Stock"), and non-voting Class B Common Stock, par value $.001 ("Class B Common Stock" and together with the Class A Common Stock, "Common Shares" or "Common Stock"), and any class or series of the Company's Preferred Stock, par value $.001 ("Preferred Stock"). The rights, preferences and entitlements of the Basic Shares shall be set forth from time to time in the Certificate of Incorporation.


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

            (b) The "Equity Investments" of a Stockholder shall be the sum of the amounts which such Stockholder invests or is deemed to have invested in the equity of the Company in respect of Shares as provided in Section 3.3 hereof.

            (c) The "Code" shall mean the Internal Revenue Code of 1986, as amended and as the same may be amended or restated from time to time.

            (d) A "Company Year" shall mean the fiscal year of the Company for federal income tax purposes.

            (e) "Phantom Shares" shall mean those "phantom share" units allocated to Stockholders pursuant to this Agreement and governed by Article 3 and Section 6.1 hereof.

            (f) [intentionally omitted]

            (g) The term "Initial Public Offering" shall mean the initial underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, of equity securities of the Company or, if PBC then owns at least a majority of the capital stock of the Company (the "Controlling Stockholder"), PBC or a Parent Entity of PBC, as the case may be.

            (h) "Stockholder Compensation" shall mean the amount paid or accrued by the Company and/or any of its subsidiaries (including MRT), to or for any of the Stockholders in connection with their employment with or services to or for the Company and/or any of its subsidiaries (including MRT), whether pursuant to any of their respective Employment Agreements, Section 6.4 hereof, or otherwise, and whether in the nature of severance or termination of employment compensation or otherwise, which is not treated for income tax purposes as deductible compensation expense or as guaranteed payments.

            (i) [intentionally omitted]

            (j) "NIBT" for any fiscal period shall mean the consolidated net income of the Company and its subsidiaries (including MRT), for such fiscal period as determined in accordance with generally accepted accounting principles ("GAAP"), less, on a consolidated basis, all Stockholder Compensation paid or accrued for such fiscal period (to the extent not otherwise deducted in computing net income under GAAP), plus , to the extent included in the calculation of such net income for such fiscal period, the sum of the income and


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franchise taxes, if any, of the Company and its subsidiaries for such fiscal period plus unusual and non-recurring losses (as determined in accordance with GAAP) of the Company and it subsidiaries for such fiscal period, minus unusual and non- recurring gains (as determined in accordance with GAAP) of the Company and its subsidiaries for such fiscal period, in each case under this clause (ii) net of tax effect, if any.

            (k) A "Parent Entity" of PBC shall mean any corporation owning, directly or through intermediate subsidiaries thereof, at least 50% of the then issued and outstanding shares of capital stock of PBC.

            (l) The "Percentage Interest" of any Stockholder shall mean from time to time the percentage which the sum of the number of Vested Basic Common Shares, plus the number of Vested Phantom Shares, plus the number of Unvested Basic Common Shares, then held by or allocated to such Stockholder represents of the aggregate number of Vested Basic Common Shares, Vested Phantom Shares and Unvested Basic Common Shares then held by or allocated to all Stockholders.

            (m) "Proportionate Share" of a Stockholder shall mean that proportion which the number of Common Shares and Phantom Shares then held by or allocated to such Stockholder, as the case may be, bears to the aggregate number of Common Shares and Phantom Shares then held by or allocated to all Stockholders.

            (n) [intentionally omitted]

            (o) "Shares" shall mean all of the shares of each class of capital stock of the Company that may be held of record and/or beneficially by any of the Stockholders from time to time, including any share of capital stock acquired pursuant to a stock split, stock dividend, combination or shares, recapitalization, merger, consolidation or sale or exchange of shares or assets of or by the Company, including any Basic Shares, and in all events excluding Phantom Shares.

            (p) "Unrecovered Equity Investment" shall mean, as to a particular Stockholder at a particular time, the excess, if any, of the aggregate Equity Investments of such Stockholder made or deemed made pursuant to this Article 3 (including amounts deemed invested pursuant to Section 3.3(a)) up to such time over all amounts theretofore distributed or paid by the Company in respect of such Stockholder's Basic Shares, in all cases other than in respect of accrued dividends on any shares of Preferred Stock. .

            (q) The "Unvested Basic Common Shares" of any Stockholder from time to time shall mean those Common Shares then


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held by such Stockholder which are not and have not become designated Vested
Basic Shares of such Stockholder pursuant to this Agreement.

            (r) The "Unvested Phantom Shares" of any Stockholder from time to time shall mean those Phantom Shares then allocated to such Stockholder which are not and have not become designated as Vested Phantom Shares of such Stockholder pursuant to this Agreement.

            (s) The "Vested Basic Common Shares" of any Stockholder from time to time shall mean Basic Shares, which are not shares of any class or series of preferred stock issued by the Company, held by such Stockholder which are or shall become designated as Vested Basic Shares pursuant to this Agreement.

            (t) The "Vested Basic Shares" of any Stockholder from time to time shall mean Basic Shares held by such Stockholder which are or shall become designated as Vested Basic Shares pursuant to this Agreement.

            (u) The "Vested Phantom Shares" of any Stockholder from time to time shall mean those Phantom Shares allocated to such Stockholder which are or shall become Vested Phantom Shares of such Stockholder pursuant to this Agreement.

            (v) The "Vested Shares" of any Stockholder from time to time shall mean those Basic Shares then held by such Stockholder which are or have become designated as Vested Basic Shares pursuant to this Agreement plus those Phantom Shares allocated to such Stockholder which have become Vested Phantom Shares of such Stockholder pursuant to this Agreement.

      3.2 Issuance, Allocation and Vesting of Shares

            (a) Each Stockholder shall be deemed to have issued or to have allocated to it or him the respective numbers of shares of Preferred Stock, Vested Basic Common Shares, Unvested Basic Common Shares, Vested Phantom Shares and Unvested Phantom Shares set forth on Schedule A hereto, as the same may be amended from time to time; provided that no Shares shall be issued to any of the Executive Stockholders until such time as each of the Executive Stockholders commences full-time employment with the Company or MRT pursuant to his respective Employment Agreement. All shares of Preferred Stock issued by the Company shall be deemed to be Vested Basic Shares. Unless otherwise determined by the Company's Board of Directors (the "Board of Directors"), no Executive Member nor any other person, other than PBC or any transferee of PBC, shall be issued any shares of Common Stock other than Class B Common Stock.


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

            (b) All Basic Shares issued to PBC shall be deemed Vested Basic Shares for all purposes.

            (c) A portion of the Basic Common Shares issued to a particular Executive Stockholder (other than in respect of an Equity Investment by such Executive Stockholder after November 21, 1995) shall become Vested Basic Common Shares if and only at such time, and only from and after the time, that the Executive Stockholder shall have completed the applicable number of full years of continuous employment service with the Company or MRT as indicated below:

                                          Portion of Basic Common
                                          Shares which shall become
Years of Employment Service               Vested Basic Common Shares
---------------------------               --------------------------

      One (1)                                         33-1/3%
      Two (2)                                         70%
      Three (3)                                       100%

In other words, and by way of example, if an Executive Stockholder completes one
(1) year, two (2) years or three (3) years of continuous employment service with the Company, then 33-1/3%, 70% or 100%, respectively, of the Basic Common Shares then issued to him shall be considered Vested Basic Common Shares, and 66-2/3%, 30% and 0%, respectively, of the Basic Common Shares then issued to him shall be henceforth considered Unvested Basic Common Shares.

            (d) If an Executive Stockholder's employment with the Company or MRT shall terminate, and such termination shall be a termination for "Cause" (as such term is defined in his Employment Agreement), then all of his Shares and Phantom Shares other than Vested Shares shall be and be deemed for all purposes canceled, relinquished and terminated and shall be surrendered to the Company.

            (e) If an Executive Stockholder's employment with the Company or MRT shall terminate and such termination shall be a termination due to the Executive's Stockholder's death or "Disability" (as such term is defined in his Employment Agreement), or a termination in the context of "Inadequate Company Performance" (as such term is then defined in his Employment Agreement), then all of his Shares and Phantom Shares other than Vested Shares shall be and be deemed for all purposes canceled, relinquished and terminated and shall be surrendered to the Company.


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

            (f) If an Executive Stockholder shall elect to terminate his employment with the Company or MRT (a "Voluntary Termination") prior to the end of the then scheduled expiration date of the "Initial Term" (as such term is then defined under his Employment Agreement), or any then current "Additional Term" (as such term is then defined in his Employment Agreement), then all of his Shares and Phantom Shares other than Vested Shares shall be and be deemed for all purposes canceled, relinquished and terminated and shall be surrendered to the Company.

            (g) If an Executive Stockholder's employment with the Company shall be terminated by the Company or MRT under any circumstance other than one referred to in paragraph (d), (e) or (f) above, all of his then Unvested Basic Shares shall become Vested Basic Shares, and all of his Unvested Phantom Shares which have not previously become Vested Phantom Shares shall be deemed canceled, relinquished and terminated.

            (h) In the event any of the Unvested Basic Shares or any of the Unvested Phantom Shares of an Executive Stockholder (other than any of the Shares or Phantom Shares issued or allocated originally to Shannonhouse) shall be canceled, relinquished and terminated under any of the circumstances set forth in clauses (d) through (g) above (the "Terminated Shares" or "Terminated Phantom Shares", as the case may be), then a number of Unvested Basic Shares equal to 50% of the number of said Terminated Shares which were Unvested Basic Shares, and a number of said Unvested Phantom Shares equal to 50% of the number of Terminated Phantom Shares which were Unvested Phantom Shares, shall be issued or allocated among the then remaining Executive Stockholders who are then in the full-time employ of the Company or MRT, in proportion to the respective numbers of Common Shares held by and the respective numbers of Vested and Unvested Phantom Shares then allocated to such remaining Executive Stockholders. It is expressly understood that no such issuance or allocation of Shares or Phantom Shares corresponding to Terminated Shares or Terminated Phantom Shares shall be made in the event of the termination of employment of Shannonhouse. Without limiting any rights which MMC or the Company may have whether under Section 3.4 hereof, or otherwise, the Company may elect to reserve for issuance or grant to other or future executives of the Company or any of its subsidiaries (including
MRT) a number of Shares and Phantom Shares equal to 50% of the aggregate number of Terminated Shares and Terminated Phantom Shares (the "Reserved Shares" and "Reserved Phantom Shares", respectively); it being further understood that, by virtue of a termination of employment prior to the date hereof of a former employee of MRT, the number of

Reserved Shares and Reserved Phantom Shares as of the date hereof are deemed to be 1.5 shares of Class B Common Stock and 0.9476 Phantom Shares, respectively.

                  (i) If NIBT for a particular Company Year shall be such that it meets any of the NIBT Performance Targets set forth below (and as the same shall be increased as hereinafter provided), the portion of the Unvested Phantom Shares which are originally allocated to any particular Executive Stockholder who is then in the full-time employ of the Company or MRT (and which are not canceled, relinquished or terminated under any of the circumstances set forth above), corresponding to the applicable NIBT Performance Target achieved, shall become Vested Phantom Shares of such Executive Stockholder in accordance with the following cumulative vesting percentages set forth below, so that once a portion of an Executive Stockholder's Unvested Phantom Shares become Vested Phantom Shares, no additional portion of his remaining Unvested Phantom Shares will become Vested Phantom Shares unless and until a higher NIBT Performance Target is achieved for a subsequent Company Year, and then only to extent of the additional percentage portion to which such Performance Target shall apply:

                                          Cumulative Portion of Unvested
      NIBT                                Phantom Shares Which Shall
Performance Target                        Become Vested Phantom Shares
------------------                        ----------------------------

At least $3,000,000,but
      less than $4,000,000                            50%

At least $4,000,000, but
      less than $5,000,000                            62.5%

At least $5,000,000, but
      less than $6,000,000                            75%

At least $6,000,000, but
      less than $7,000,000                            87.5%

At least $7,000,000, or more                          100%

            For each Company Year ending on or after June 30, 2001, the NIBT Performance Targets set forth above shall be increased by five percent (5%) of the corresponding NIBT Performance Targets then in effect. By way of example, if NIBT for a Company Year (ending before June 30, 2001) shall equal $5,100,000, then 75% of the Unvested Phantom Shares originally allocated to a particular Executive Stockholder who is then in the full-time employ of the Company or MRT (and which are not canceled, relinquished or terminated) shall be considered Vested Phantom Shares, and no additional portion of such Unvested Phantom Shares shall become Vested Phantom Shares until NIBT for any subsequent Company Year (ending before June 30, 2001) equals or exceeds $6,000,000 (in which event an additional 12.5% of such original Unvested Phantom Shares shall become Vested Phantom Shares); and if, in this example, the subsequent Company Year in question were the Company Year ending June 30, 2002, then no additional portion of such Unvested Phantom Shares (in excess of said 75%) shall become Vested Phantom Shares unless for said year NIBT were to equal or exceed $6,615,000.

            (j) If the Company, or, if PBC is then the Controlling Stockholder, PBC or a Parent Entity of PBC, shall consummate an Initial Public Offering prior to November 21, 1999 and none of the Unvested Phantom Shares shall then have become Vested Phantom Shares, then 50% of such Unvested Phantom Shares then allocated to each of the then Executive Stockholders who shall then be in the full-time employ of the Company (and which were not theretofore canceled, relinquished or terminated) shall become Vested Phantom Shares, and the remaining balance of all Unvested Phantom Shares shall be deemed canceled, relinquished and terminated. If the Company, or, if PBC is then the Controlling Stockholder, PBC or a Parent Entity of PBC, shall consummate an Initial Public Offering at any other time, or after any of the Unvested Phantom Shares shall have become Vested Shares, then all Unvested Phantom Shares which shall not have theretofore become Vested Phantom Shares shall be deemed canceled, relinquished and terminated.

      3.3 Equity Investments; Stockholder Loans.

            (a) Each of the parties hereto acknowledges that, prior to the date hereof, PBC and/or its affiliates have loaned to the Company in excess of $3,000,000, and that all loans by PBC and/or any of its affiliates remain outstanding, have not been repaid and represent bonafide indebtedness of the Company senior in all respects to any interest in or rights in respect of shares of capital stock of the Company.

            (b) If, (i) at any time PBC and/or any of its affiliates shall (in its sole discretion) have previously loaned to the Company or MRT, on an interest-free basis or made Equity Investments in the Company or MRT of not less than $3,000,000 in the aggregate (the "Threshold Investment"), and (ii) the aggregate amount of Unrecovered Equity Investment, plus the remaining balance of all interest-free loans to the Company or

MRT by PBC and/or any of its affiliates, shall then equal or exceed $3,000,000, and PBC shall reasonably determine that funds (in addition to the Threshold Investment), are required by the Company or MRT after taking into account such institutional credit facilities as the Company shall be able to obtain without any requirement of personal guarantees by any of the Stockholders or any of their affiliates, PBC shall be entitled to give notice from time to time to the Stockholders setting forth the amount so required (the "Additional Equity Investments") and each such Stockholder shall have within 60 days after the giving of such notice to make Additional Equity Investments in the Company of its or his Percentage Interest of such amount. In consideration for such Equity Investments, each Stockholder so investing shall be entitled to receive shares of Preferred Stock having an aggregate liquidation preference equal to the aggregate amount to be so invested by such Stockholder (and having such other terms as PBC and the Board of Directors of the Company shall mutually agree upon), plus a number of Vested Basic Common Shares reasonably established by PBC and the Company based on the relationship of the aggregate amount to be so invested in relation to the then fair market value of the Company and the aggregate number of Common Shares then held by all stockholders of the Company (any such new Shares to be so issued in respect of such Additional Equity Investments being referred to herein as "Additional Vested Shares"). For purposes hereof, it is hereby acknowledged that the conditions specified in clauses (i) and (ii) have been met as of the date hereof.

            (c) If a Stockholder fails to contribute his or its Percentage Interest of any Additional Equity Investments (the "Uninvested Amount") when required under clause (b) above, the other Stockholders (the "Investing Stockholders") may (but shall not be required to) invest such Uninvested Amount and shall be issued the Additional Vested Shares corresponding to such Uninvested Amount. The fraction of the Uninvested Amount which may be contributed by any particular Investing Stockholder shall be determined on the basis of the then Percentage Interest of each Investing Stockholder in relation to the aggregate Percentage Interests of all such Investing Stockholders, all as established by notices of election to make such applicable portions of the contributions, followed by the making of the applicable portions of the Additional Equity Investment within sixty (60) days after the expiration of the original sixty (60) days period.

            (d) Anything to the contrary contained herein notwithstanding, in lieu of making any Equity Investment, PBC shall be entitled to determine, if it deems appropriate, to advance, or to cause one or more of its affiliates to advance, as loan(s) to the Company such funds, in addition to or in lieu of any Threshold Investment, as it shall reasonably determine the Company or MRT to require and as it shall be willing in its discretion to so advance or to have so advanced, each such loan to be on such terms as to repayment and otherwise, and to bear interest at such rate, as PBC shall reasonably establish from time to time, each such loan being herein called a "Stockholder Loan." Notwithstanding the foregoing, the amount of first Stockholder Loans of PBC or any of its affiliates (whether prior to or after the date hereof) which in the aggregate, when added to Equity Investments of PBC or any of its affiliates, do not exceed $1,000,000 shall bear no interest, and thereafter, the interest rate charged by PBC or any of its affiliates to the Company or MRT for any Stockholder Loans shall not exceed the highest rate of interest from time to time charged to PBC or any Parent Entity of PBC by any of its then institutional lender(s).

            (e) Anything to the contrary contained in this Agreement notwithstanding, any and all Equity Investments which may be made by PBC, Jack
C. Bendheim, or any person, trust or entity affiliated with or related to PBC or Mr. Bendheim or any member(s) of his family (each a "Bendheim Party"), shall be governed by this Section 3.3 and not by Section 5.3 of this Agreement.

            (f) The Company, shall be entitled, without the consent or approval of any Stockholder, to amend Schedule A hereto from time to time to reflect any issuance of Shares and/or other matters contemplated by this Section 3.3.

      3.4 New Stockholders. The Company, may, without the consent of any Stockholder, issue or permit the transfer of Shares of its capital stock to any other Person(s). The terms and conditions, including the Equity Investment, of each such issuance shall be fixed by the Board of Directors at the time of such admission; provided, however, that if any Shares are issued to any Person not theretofore a Stockholder, the terms and conditions of such issuance shall not materially reduce the rights and entitlements of any then Stockholder without such Stockholder's consent thereto, unless such reduction is a reduction affecting all the Stockholders on a pro rata basis. The Company shall be entitled, without the consent or approval of any Stockholder, to amend Schedule A hereto from time to time to reflect the issuance or transfer of Shares and/or any person becoming a party to this Agreement (if such issuance or transfer is permitted under the provisions of this Agreement) and to reflect any corresponding changes to the Shares or Phantom Shares owned by or allocated among the Stockholders.

                                   ARTICLE IV

                    MRT CAPITAL; UNITS; PERCENTAGE INTERESTS;
                        INCOME AND LOSSES; DISTRIBUTIONS;
                      DISSOLUTIONS; LIQUIDATIONS; TRANSFERS

      4.1 Introductory Provisions.

            (a) "Units" shall mean those Units allocated to Members pursuant to this Article 4.

            (b) The "Capital Contributions" of a Member shall be the sum of the amounts which such Member contributes to the capital of the Company as provided in Section 4.3 hereof.

            (c) The "Code" shall mean the Internal Revenue Code of 1986, as amended, and as the same may be amended or restated from time to time.

            (d) A "MRT Year" shall mean the fiscal year of the Company for federal income tax purposes.

            (e) The term "guaranteed payments" shall mean guaranteed payments within the meaning of Code Section 707(c).

            (f) "Member Compensation" shall mean the amount paid or accrued by MRT to or for any of the Members in connection with their employment with or services to or for MRT, and whether in the nature of severance or termination of employment compensation or otherwise, which is not treated for income tax purposes as deductible compensation expense or as guaranteed payments.

            (g) "Net Income" or "Net Loss" for any MRT Year shall mean the net income or loss of MRT for such year, determined in accordance with Code Section 703(a), increased by any income exempt from federal income tax and decreased by any expenditure of MRT described in Code Section 705(a)(2)(B), or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i). Without limiting the generality of the foregoing, Net Income and Net Loss shall reflect any gains or losses realized by MRT on the sale, exchange or other disposition of MRT assets and all deductible MRT expenses, including, without limitation, (i) any deduction or amortization of expenses incurred in connection with the formation and organization of MRT, (ii) any guaranteed payments, (iii) any taxes imposed on MRT, (iv) interest payable by MRT, and (v) general operating expenses of MRT. Net Income and Net Loss shall be determined net of items of MRT gross income, gain, loss, or deduction specially allocated pursuant to Sections 4.6(a) and 4.10.

            (h) The "MRT Percentage Interest" of any Member shall mean from time to time the percentage which the number of Units (other than Unvested Contingent Units) then allocated to such Member bears to the aggregate number of Units (other than Unvested Contingent Units) then allocated to all Members.

            (i) "MRT Proportionate Share" of a Member shall mean that proportion which the number of Units then allocated to such Member bears to the aggregate number of Units then allocated to all Members.

            (j) "Regulations" shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

            (k) "Unrecovered Capital" shall mean, as to a particular Member at a particular time, the excess, if any, of the aggregate Capital Contributions of such Member pursuant to this Article 4 up to such time over all amounts theretofore distributed in respect of such Member's interest in the Company pursuant to Section 4.9(b)(iii) hereof.

            (l) The "Unvested Contingent Units" of a Member from time to time shall mean those Units then allocated to such Member which are then, or then similar in form and substance to, "Unvested Contingent Units" under the terms of the Original LLC Agreement, or are designated as such by the Managing Member(s) upon the original issuance or allocation thereof.

      4.2 Issuance, Allocation and Vesting of Units

            Each Member shall be allocated the respective number of Units set forth on Schedule B hereto, as the same may be amended from time to time. As of the date hereof, MMC is the sole Member and accordingly the sole Managing Member.

      4.3 Contributions; Member Loans.

            (a) The Company has contributed to the capital of MRT and/or lent to MRT (on an interest-free basis) a minimum of $1,000,000 (the "Threshold MRT Investment").

            (b) Anything to the contrary contained herein notwithstanding, in lieu of making any contribution of capital, the Company shall be entitled to determine, if it deems appropriate, to advance, or to cause one or more of its affiliates to advance, as loan(s) to MRT such funds, in addition to or in lieu of any Threshold MRT Investment, as it shall reasonably determine MRT to require and as it shall be willing in its discretion to so advance or to have so advanced, each such loan to be on such terms as to repayment and otherwise, and to bear interest at such rate, as the Company shall reasonably establish from time to time, each such loan being herein called a "Member Loan." Notwithstanding the foregoing, the amount of the Company's first Member Loans which in the aggregate, when added to the Company's capital contributions, do not exceed $1,000,000 shall bear no interest, and thereafter, the interest rate charged by the Company to MRT for any Member Loans shall not exceed the highest rate of interest from time to time charged to the Company or PBC or any Parent Entity of PBC by any of its then institutional lender(s).

            (c) The Managing Member(s) shall be entitled, without the consent or approval of any other Member, to amend Schedule B hereto from time to time to reflect any allocations of Units and/or other matters contemplated by this
Section 4.3.

      4.4 New Members. The Managing Member(s), acting on behalf of MRT, may admit one or more additional Members at any time into MRT. The terms and conditions, including the capital contribution, of each such admission shall be fixed by the Managing Member(s) at the time of such admission. The Managing Member(s) shall be entitled, without the consent or approval of any other Member, to amend Schedule B hereto from time to time to reflect the admission of any additional Members and to reflect any corresponding changes to the Units allocated among the Members.

      4.5 Capital Accounts.

            The provisions of Sections 4.5 through 4.8 and 4.10 shall apply to the extent MRT is treated as a separate entity taxable as a partnership for federal, state or local income tax purposes.

            (a) A separate capital account ("Capital Account") shall be established and maintained for each Member in accordance with the substantial economic effect and special rule provisions of Regulations Sections 1.704-1(b)(2) and 1.704-2. The Members' respective Capital Accounts shall be kept separate and apart from the books in which MRT maintains records of MRT's adjusted tax basis in its assets and the Members' adjusted tax bases in their

MRT interests. Each Member's Capital Account shall be (i) increased by the amount of such Member's Capital Contributions and any Net Income and items of gross MRT income and gain allocated to such Member pursuant to this Article 4 and (ii) reduced by the amount of all distributions made to such Member in respect of its interest in MRT, whether pursuant to this Article 4 or otherwise, and any Net Loss and items of gross MRT deduction and loss allocated to such Member pursuant to this Article 4. In addition, the Members' Capital Accounts are to be adjusted in accordance with Section 4.5(b) hereof, if applicable. Allocations under Section 4.5(d) hereof shall affect the Members' Capital Accounts only to the extent provided in such Section. Distributions and/or payments to Members constituting guaranteed payments shall not be considered a distribution in respect of such Member's interest in MRT, and will not affect such Member's Capital Account other than by reason of the effect of such guaranteed payments on the Net Income of MRT allocated to such Member.

            (b) The assets of MRT shall be revalued on the books of MRT to equal their fair market values in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) the acquisition of an additional interest in MRT by any new or existing Member in exchange for more than a de minimis contribution to the capital of MRT; (ii) the distribution by MRT to a Member of more than a de minimis amount of Company assets (other than money) as consideration for an interest in MRT; and (iii) the liquidation of MRT within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if required by and in the sole discretion of the Managing Member(s). Upon a revaluation of MRT's assets pursuant to this Section 4.5(b), and before giving effect to any of the then applicable events discussed in any of clauses (i) through (iii) above, the fair market values of such assets shall be determined in accordance with Section 4.14 hereof and each Member's Capital Account shall be increased or decreased in accordance with Regulations Section 1.704-1(b)(2)(iv)(f).

            (c) When property is reflected in the Capital Accounts at a book basis different from the basis of such property for federal income tax purposes, all Net Income, Net Loss and items of gross MRT income, gain, deduction and loss with respect to such property shall be determined for purposes of adjusting Capital Accounts based on the book basis of such property in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

            (d) For federal income tax purposes, all gain, loss, depreciation or amortization with respect to property which is reflected in the Capital Accounts at a basis different from the tax basis of such property shall be allocated among the Members in a manner that takes into account such difference in accordance with the principles of Code Section 704(c) and Regulations Section 1.704-3. Allocations pursuant to the previous sentence are solely for federal, state, and local income tax purposes and shall not affect or in any way be taken into account in computing a Member's Capital Account or share of distributions pursuant to any provision of this Agreement. Similarly, items of tax credit and tax credit recapture shall be allocated to the Members in accordance with Regulations Section 1.704-1(b)(4)(ii), but shall not be credited or charged to their respective Capital Accounts except to the extent required under Regulations Section 1.704-1(b)(2)(iv)(j).

      4.6 Allocations of Net Income. Items of MRT gross income (but not gain) and Net Income for each MRT Year shall be allocated as follows:

            (a) First, items of MRT gross income (but not gain) shall be allocated to each Member to the extent that the aggregate amount of Member Compensation paid or accrued to such Member for such MRT Year and all prior MRT Years exceeds the items of MRT gross income previously allocated to such Member pursuant to this Section 4.6(a).

            (b) Second, any Net Income (after giving effect to the allocations under Section 4.6(a) above) shall be allocated to the Members in the ratio of their respective, MRT Percentage Interests.

      4.7 Allocations of Net Loss. Net Loss for each MRT Year shall be allocated as follows:

            (a) First, to the Members in the ratio of their respective MRT Percentage Interests to the extent of their respective positive Capital Account balances.

            (b) Second, to the Members in the ratio and to the extent of their respective then outstanding Member Loans (if any).

            (c) Thereafter, to the Members in the ratio of their respective MRT Percentage Interests.

      4.8 Limitation on Net Loss Allocations. Notwithstanding any provisions of this Article 4 to the contrary, and in accordance with Section 1.704-1(b)(2)(ii)(d) of the Regulations, no Member shall be allocated Net Loss to the extent such allocation would cause or increase a deficit balance in such Member's Capital Account in excess of such Member's then Permissible Capital Account Deficit (as defined in Section 4.10(a)(iii) below). Solely for purposes of the limitation in the previous sentence, the Members' Capital Accounts shall be deemed reduced by the reasonably expected adjustments, allocations and distributions described in paragraphs (4), (5), and (6) of Regulations Section 1.704-1(b)(2)(ii)(d). Allocations of Net Loss that would be made to a Member but for such limitation shall be made to the other Members to the extent not inconsistent with such limitation.

      4.9 Distributions.

            (a) Except as provided in clause (b)(i) and clause (b)(ii) of this
Section 4.9 or in Section 4.17 hereof, no distributions, whether in respect of the Net Income of MRT or otherwise, shall be made to the Members, except if, as and then only to the extent, determined from time to time by the Managing Member(s)in the sole and absolute discretion of the Managing Member(s).

            (b) Distributions, other than distributions upon the liquidation of MRT, and guaranteed payments, if and when made, shall be made as follows and in the following order of priority:

                  (i) After the end of each calendar year, to the extent permissible pursuant to financing agreements to which MRT is now or hereafter may become a party, MRT shall distribute to each Member the aggregate amount by which federal income taxes that would be payable by an individual in the highest tax bracket applicable from time to time to an individual (and taking into account the character of such income), with respect to the taxable income and gains of MRT allocated to such Member for the MRT Year ending in such calendar year and for all prior MRT Years, and after giving effect to all deductions and losses of MRT allocated to such Member for such MRT Year and prior MRT Years, if applicable (and in each case applying such highest applicable tax brackets thereto), exceeds all amounts previously distributed (or deemed distributed) to such Member pursuant to clause (i) above or this clause (ii). Subject to the limitations set forth above, the Company will, where reasonably practicable, make distributions required by this clause (ii) (and not made or deemed made under clause (i) above), to the extent of the greater of (x) 75% thereof, and (y), if for any calendar year Net Income is reasonably expected to exceed by more than 10% the Net Income for the immediately preceding calendar year, and if tax rates are not reduced, 110% of the amount distributed to such Member in respect of such preceding calendar year pursuant to this clause (ii), on a quarterly basis to facilitate the payment of quarterly estimated income taxes by the Members, subject to adjustment at or following the end of such calendar year, as MRT may deem appropriate (including the right of MRT to require prompt repayment of amounts distributed under this sentence in excess of that ultimately determined to be required to be distributed for such calendar year).

                  (ii) Thereafter, distributions to the Members will be made in the ratio of their respective amounts of Unrecovered Capital, up to the amount of each such Member's Unrecovered Capital.

                  (iii) Thereafter, if all Member Loans are repaid in full, distributions to the Members will be made in the ratio of their respective positive Capital Account balances.

            (c) Distributions in connection with the liquidation of the Company shall be made as provided in Section 4.17 hereof.

      4.10 Regulatory Allocations and Related Matters.

            (a) The following allocations shall be made in accordance with and to the extent required by Regulations Sections 1.704-2(f), 1.704-2(i), and 1.704-1(b)(2)(ii)(d). References in this Section 4.10 to "partner" and "partnership" are intended to relate to the characterization of the Members and MRT, respectively, for income tax purposes.

                  (i) If there is a net decrease in partnership minimum gain during a MRT Year (determined in accordance with Regulations Section 1.704-2(d)), items of MRT gross income and gain shall be allocated to the Members as quickly as possible in the amounts and manner described in Section 1.704-2(f) of the Regulations. This clause (i) is intended to comply with the minimum gain chargeback requirement relating to any nonrecourse liability of MRT set forth in Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (ii) If there is a net decrease in partner nonrecourse debt minimum gain during a MRT Year (determined in accordance with Regulation Section 1.704-2(i)(3)), items of MRT gross income and gain shall be allocated as quickly as possible to those Members who had a share of such partner nonrecourse debt minimum gain at the end of the preceding MRT Year (determined in accordance with Regulation
Section 1.704-2(i)(5)) in the amounts and manner described in Regulation Section 1.704-2(i)(4). This clause (ii) is intended to comply with the minimum gain chargeback requirement relating to nonrecourse debt set forth in Regulation
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (iii) If a Member unexpectedly receives an adjustment, allocation or distribution described in Section 1.704- 1(b)(2)(ii)(d) of the Regulations which creates or increases a deficit balance in his or its Capital Account in excess of the sum (with respect to each Member, such Member's "Permissible Capital Account Deficit") of such Member's share of the partnership minimum gain (as determined at the end of such MRT Year in accordance with Regulation Section 1.704-2(g)), such Member's share of the partner nonrecourse debt minimum gain (as determined at the end of such MRT Year in accordance with Regulation Section 1.704-2(i)(3)), and such Member's deficit Capital Account restoration obligation under this Agreement, if any, then items of MRT gross income and gain shall be allocated to such Member as quickly as possible to eliminate such excess, as required by Regulation Section 1.704-1(b)(2)(ii)(d), provided that an allocation pursuant to this clause (iii) shall be made only if and to the extent such excess would exist after all other allocations provided for in this Section 4.10 have been tentatively made for such Company Year as if this clause (iii) were not in this Section 4.10. This clause (iii) is intended to comply with the qualified income offset requirement set forth in Regulation
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  (iv) Notwithstanding anything in this Agreement to the contrary, all items of MRT gross deduction and loss attributable to a partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) shall be allocated to the Member or Members that bear the economic risk of loss for such partner nonrecourse debt in accordance with Regulations Section 1.704-2(i)(1).

            (b) The allocations required by Section 4.8 hereof and in clause
(a)(iii) of this Section 4.10 (the "QIO Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent permissible under the Regulations, all QIO Allocations shall be offset either with other QIO Allocations or with special allocations of other items of MRT gross income, gain, loss or deduction pursuant to this clause (b). Therefore, notwithstanding any other provision of this Article 4 (other than clause (a) of this Section 4.10), the Managing Member(s) shall make such offsetting special allocations of MRT gross income, gain, loss or deduction in whatever manner the Managing Member(s) shall reasonably determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the QIO Allocations were not part of the Agreement and all MRT items were allocated pursuant to Sections 4.6 and 4.7 of this Agreement.

            (c) The provisions of this Agreement shall be amended and the manner in which tax items are allocated shall be modified to the extent necessary to comply with Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that any such amendment shall be made only if it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 4.17 of the Agreement upon the liquidation of MRT.

      4.11 Determination by Managing Member(s) of Certain Matters.

            (a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article 4 hereof, including the taxes thereon and accounting procedures applicable thereto, shall be determined by the Managing Member(s) in all cases unless expressly otherwise provided for by the provisions of this Agreement.

            (b) The Managing Member(s) may, without the consent of any other Member, amend the provisions of this Agreement relating to the manner in which tax items are allocated to the extent necessary to comply with Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that any such amendment may be made only if it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 4.17 hereof upon the liquidation of MRT.

      4.12 No Interest on Capital. Except as provided in this Agreement, no Member shall be entitled to receive any interest on or in respect of any amount allocated to such Member's Capital Account or on or in respect of any distribution or withdrawal therefrom or thereof permitted under this Agreement.

      4.13 Withdrawals by Members. Except as provided in this Agreement, no Member shall have the right to withdraw any funds or other assets from MRT or such Member's Capital Account without the prior written consent of the Managing Member(s).

      4.14 Fair Market Value Determinations. For purposes of determining the fair market value of securities and other assets pursuant to this Article 4, such securities or assets shall be valued as of the then most recent practicable date prior to the event for which such valuation is made by the Managing Member(s) or by an appraiser selected by the Managing Member(s).

      4.15 Grounds for Dissolution. MRT shall be dissolved and its affairs shall be wound up upon the earliest to occur of the following: (a) December 31, 2045,
(b) upon the election of the Managing Member(s), (c) except as otherwise provided in this Agreement, the death, insanity, bankruptcy, dissolution or withdrawal of a Managing Member or the occurrence of any other event which terminates the continued membership of a Managing Member in the Company, and (d) subject to the terms of this Agreement, any other event causing the dissolution of MRT under the Act, unless in the case of clauses (c) and (d) immediately above, only, within 90 days after such event, a Majority in Interest of the remaining Members agree in writing to continue the business of MRT.

      4.16 No Right to Cause Dissolution. Notwithstanding the provisions of
Section 4.15 hereof, no Member shall have the right to retire, resign or withdraw (as such terms are used in the Act) as a Member or otherwise cause, voluntarily or involuntarily, a dissolution of MRT other than as expressly permitted pursuant to clause (b) of said Section 4.15, or in connection with a transfer permitted pursuant to this Article 4, and any such action or any such dissolution caused by a Member, other than as so permitted, shall constitute a breach by such Member of its obligations under this Agreement.

      4.17 Liquidation. Upon dissolution of MRT, the Managing Member(s) shall within a reasonable time cause MRT's assets to be liquidated in an orderly and business-like manner so as not to involve undue sacrifice, and take the following actions and make the following distributions out of the assets of MRT in the following manner and order:

            (a) first, pay or establish adequate reserves for all debts and liabilities of MRT to persons other than Members and expenses of liquidation in the order of priority provided by law;

            (b) then, establish any reserves which the Managing Member(s) reasonably deems necessary to provide for contingent liabilities or obligations of MRT; provided, however, that, at the expiration of such period of time as the Managing Member(s) may reasonably deem advisable, the balance of any reserves shall be paid or distributed as provided in clauses (c) through (e) of this
Section 4.17 (in the order of priority thereof), it being agreed that such reserves may, at the election of the Managing Member(s), be paid over to an independent escrow agent to be held by it as escrowee for the purpose of disbursing such reserves in payment of any of the aforesaid contingencies;

            (c) then, pay out of the balance of such assets, if any, the outstanding balance of all remaining debts and liabilities of MRT to the Members to whom the same are owed, pro rata;

            (d) then pay the Members who have Unrecovered Capital, pro rata, to the extent of their respective amounts of Unrecovered Capital, the balance, if any, of such assets;

            (e) then, pay the Members, pro rata, to the extent of their respective positive Capital Account balances (determined after giving effect to all allocations called for by this Article 4), the balance, if any, of such assets; and

            (f) then pay the balance, if any, of such assets to the Members in the ratio of their respective MRT Percentage Interests.

Except as otherwise expressly provided herein, upon such distribution, no Member shall have any rights or claims against MRT or any other Member with respect to, and notwithstanding any imbalance in, the respective Capital Accounts of the Members.

      4.18 Deferral of Distribution. Notwithstanding the provisions of Section 4.17(c) immediately above, if, upon dissolution of MRT, the Managing Member(s) shall reasonably determine that sale of part or all of MRT's assets would cause undue loss to the Members, the Managing Member(s) may, in order to avoid such losses, defer the liquidation of, and withhold from distribution for a reasonable time, any assets of MRT.

      4.19 No Restoration Obligations. No Member shall have any obligation to restore any deficit balance in its capital account following the "liquidation" (as such term is defined in Regulations Section 1.704-1(b)(2)(ii)(g)) of its interest in MRT.

      4.20 No Right to Partition. The Members, on behalf of themselves and their heirs, personal representatives, successors and assigns, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of MRT, or any interest which is considered to be MRT assets, regardless of the manner in which title to any such assets may be held.

      4.21 Restrictions on Transfer. A Member shall not have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its Membership Interest (each, a "Transfer"), and no Member shall have any right to substitute a transferee in its place as a Member, except as expressly consented to by the Managing Member(s) and then only upon such terms and conditions as the Managing Member(s) shall specify, subject, however to the provisions of this
Article 4. Any such unpermitted purported Transfer shall be null and void ab initio and of no force or effect. Notwithstanding the foregoing, the Company and any transferees or successors in interest thereto designated by it shall be expressly permitted to Transfer its (their) Membership Interests and to cause any such transferee or successor to be admitted as a Member and as a party hereto.

                                    ARTICLE V

                       RESTRICTIONS ON TRANSFER OF SHARES

      5.1 Restrictions on Transfer. A Stockholder shall not have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its Shares or its Phantom Shares (each, a "Transfer"), and no Stockholder shall have any right to substitute a transferee in its place as a Stockholder, except as expressly consented to by the Board of Directors and then only upon such terms and conditions as the Board of Directors shall specify, subject, however to the provisions of this Article 5. Any such unpermitted purported Transfer shall be null and void ab initio and of no force or effect. PBC and any transferees or successors in interest thereto designated by it shall be expressly permitted to Transfer its (their) Shares and any such transferee or successor shall be entitled to become a party to this Agreement and to be a Stockholder so long as it complies with the provisions of Section 5.2 below.

      5.2 Tag-Along Right and Drag-Along Right in Certain Third Party Sales.

            (a) If PBC desires to Transfer, in a transaction which shall be a bona fide transaction on arm's length terms, any Minimum Portion (as hereinafter defined) of the Shares held by it, or all of the Shares held by it if such Shares are a Minimum Interest (as hereinafter defined), to a Person other than any of its affiliates (a "Third Party") (such a Transfer being referred to as a "Third Party Sale"), the Executive Stockholders shall have, under the circumstances described below, the right or obligation to participate in such Third Party Sale by selling all or a portion (as applicable) of the Shares and Phantom Shares held by or allocated to such Executive Stockholders, in each case on the terms and conditions provided herein. A "Minimum Portion" of PBC's Shares, or a "Minimum Interest," as the case may be, means a portion of, or all of, such Shares corresponding to a number of Vested Shares equal to at least 35% of the aggregate number of Vested Basic Common Shares and Unvested Basic Common Shares then held by or allocated to all Stockholders.

            (b) PBC shall notify the Executive Stockholders as soon as practicable of the intent to engage in a Third Party Sale and shall provide the Executive Stockholders with written notice (a "Sale Notice") at least 15 business days prior to the proposed closing of any Third Party Sale. Such Sale Notice shall set forth: (i) the name and address of the Third Party, (ii) the portion of the Shares of each class proposed (based on the number of Vested Basic Shares of each class represented by each such portion of PBC's Shares) to be sold (such portion being referred to herein as a the "Sale Interest") to the Third Party and the applicable percentage (the applicable "Percentage") that such Sale Interest represents (based on the number of such Vested Basic Shares of each class) of each class of Vested Basic Shares held by PBC, (iii) whether PBC is exercising its right under this Agreement to require the other Executive Stockholders to sell all or a portion of their Shares in accordance with Section 5.2(d) below, (iv) the proposed amount and form of consideration to be paid for such Sale Interest by the transferee and the terms and conditions of payment, and (v) the proposed closing date for the Third Party Sale.

            (c) (i) If any Executive Stockholder wishes to sell all or a portion of such Executive Stockholder's Shares and Vested Phantom Shares (excluding for this purpose any Unvested Phantom Shares) in the Third Party Sale (a "Tag-Along Participant"), the Tag-Along Participant shall provide written notice to PBC within 10 business days of the date the Sale Notice is given (the "Tag-Along Acceptance Notice"). The Tag-Along Acceptance Notice shall indicate that the Tag-Along Participant wishes to participate in the Third Party Sale and the portion of the Shares and Vested Phantom Shares thereof which the Tag-Along Participant proposes to sell in the Third Party Sale. If the Sale Interest represents less than 50% of the aggregate Shares issued to all of the Stockholders, a Tag-Along Participant shall be entitled to sell in the Third Party Sale the portion of his Shares and Vested Phantom Shares (excluding for this purpose any Unvested Phantom Shares) not to exceed (x) the number of each class of Vested Basic Shares and Vested Phantom Shares then issued or allocated to the Tag-Along Participant (treating Vested Phantom Shares for this purpose only as if they were Class B Stock Common Shares), multiplied by (y) the applicable Percentage. If the Sale Interest represents 50% or more of the aggregate Shares allocated to all of the Stockholders (a "Change of Control Transaction"), a Tag-Along Participant shall be entitled to sell in the Third Party Sale the portion of his Shares and Vested Phantom Shares equal to 100% of the number of Vested Shares and Unvested Basic Shares and Vested Phantom Shares (but not the Unvested Phantom Shares) then held by or allocated to the Tag-Along Participant. Any sale of the Shares and Vested Phantom Shares of a Tag-Along Participant in a Third Party Sale shall be first out of such Participant's Vested Basic Shares, and, to the extent that the applicable Percentage reflected in the Shares of any class sold by such Tag-Along Participant in such Third Party Sale is of more than the aggregate number of Vested Basic Shares of such class of such Tag-Along Participant, shall next be out of such Tag-Along Participant's Unvested Basic Shares, and next out of such Tag-Along Participant's Vested Phantom Shares. The sale of Shares and Vested Phantom Shares by any Tag-Along Participant in a Third Party Sale shall be for the same consideration per Share for the applicable class of Shares to be sold (and treating Vested Phantom Shares as if they were shares of Class B Common Stock), as the case may be, and on the same other terms and conditions, as the sale of the Sale Interest by PBC to such Third Party; provided, however, that, if such Sale is pursuant to a Change of Control Transaction and the consideration payable includes an installment note obligation of the purchaser, then, the Tag Along Participant shall be entitled to elect in the Tag Along Notice to receive, in lieu thereof, payment in two equal installments, the first at the closing and the second on the first anniversary thereof, in an amount such that the present value of such two payments equals the present value of such installment note obligation, all as reasonably determined by PBC For purposes of computing present value, the discount factor shall be the then prevailing yield for corporate bonds with a remaining term to maturity similar to the installment note obligation term and a rating similar to that which could reasonably be expected for such installment note obligation if a rating therefor were obtained, as published by The Wall Street Journal or, if not available therein, another recognized source for such information, all as reasonably determined by PBC

                  (ii) If no Tag-Along Acceptance Notice is received by PBC within the 10 business day period specified above, PBC shall have the right, during the period of 180 days following expiration of such 10 business day period, to Transfer the Sale Interest without any participation by the Executive Stockholders, to the Person(s) identified in the Sale Notice for the Specified Price (as hereafter defined) or any lower price and on the same terms and conditions as set forth in the Sale Notice or any terms which are not economically superior thereto. For purposes of this Section 5.2, the term "Specified Price" shall mean the sum of (i) the amount of cash consideration per Share for the applicable class or series of Shares to be sold (and treating Vested Phantom Shares as if they were shares of Class B Common Stock), as the case may be, included in the price set forth in the Sale Notice and (ii) the then present market value of any non-cash consideration per Share of such class or series included in the price set forth in the Sale Notice (as determined by a nationally recognized accounting or investment banking firm selected by PBC.

                  (iii) If one or more Tag-Along Acceptance Notices are received by PBC within the 10 business day period specified above, then the portion of the Shares which PBC and each Tag-Along Participant shall be entitled to sell at the closing of the Third Party Sale shall be (A) the aggregate Shares of each class (and treating Phantom Shares as if they were shares of Class B Common Stock) the Third Party is willing to purchase, multiplied by (B) a fraction, the numerator of which is equal to the applicable Percentage reflected in the portion of the Shares of such class proposed to be sold by PBC or such Tag-Along Participant, as the case may be, and the denominator of which is equal to the aggregate Percentages reflected in the portion of the Shares of such class proposed to be sold by PBC and all Tag-Along Participants, in each case subject to the fifth sentence of Section 5.2(c)(i) above.

            (d) PBC, at its option, may require that the Executive Stockholders sell the applicable Percentage(s) of their respective Shares and Phantom Shares to the Third Party as part of the Third Party Sale (including, for purposes of this paragraph (d), the Executive Stockholders' Unvested Phantom

Shares). If PBC so requires the Executive Stockholders to sell the applicable Percentage(s) of their respective Shares and Phantom Shares to the Third Party as part of the Third Party Sale, then such Executive Stockholders shall sell the applicable Percentage(s) of their respective Shares and Phantom Shares to the Third Party on the same terms and conditions as the sale by PBC of the Sale Interest to such Third Party and as if the fifth sentence of Section 5.2(c)(i) above applied thereto.

            (e) The closing of a Third Party Sale involving Tag-Along Participants shall take place on such date and at such time as PBC specifies to the Tag-Along Participants on not less than three (3) business days prior notice.

            (f) At any closing of the Transfer of Shares and/or Phantom Shares pursuant to this Agreement by an Executive Stockholder to a Third Party in connection with a Third Party Sale, each party Transferring all or any portion of such party's Shares and/or Phantom Shares (each, a "Transferor") shall Transfer, convey and deliver all right, title and interest in and to such Shares being Transferred by such party, which shall constitute (and, at the closing, the Transferor shall certify the same in writing) good and unencumbered title to such Shares and/or Phantom Shares, free and clear of all Liens, subject to the restrictions of this Agreement. In addition, each Transferor shall deliver to the party to which such Shares and/or Phantom Shares are being Transferred (the "Transferee") at such closing any opinions of counsel (relating to transferability) and certificates that the Transferee may reasonably request.

            (g) If any Executive Stockholder Transfers all or any portion of such Executive Stockholder's Shares and/or Phantom Shares in a Third Party Sale, such Executive Stockholder shall be responsible for his Proportionate Share of the liabilities and obligations (including, for example, liabilities and obligations for indemnification amounts and post-closing purchase price adjustments) of the Executive Stockholders who participate in the Third Party Sale (and which are not paid by the Company), in each case, other than any such liability or obligation which is particular to PBC and from which such Executive Stockholder derives no benefit. In addition, in the event any such Transfer by an Executive Stockholder gives rise (in the opinion of counsel to the Company chosen by the Board of Directors) to an obligation on the part of the Company or MRT to deduct and withhold income taxes for which the Executive Stockholder is liable as a result of such Transfer, the Company and MRT shall have a lien against the proceeds of such Transfer for the amount of such withholding obligations. To the extent the cash proceeds of such Transfer immediately due on such Transfer are insufficient for this purpose, the Company and MRT shall be entitled to deduct and withhold the necessary amount from any amounts then and in the future owing to the Executive Stockholder by the Company or MRT.

      5.3 Participation Right.

            (a) Subject to the limitations and exceptions set forth herein, if the Board of Directors shall determine to allow a Third Party to make an Equity Investment in the Company and become a Stockholder thereof (a "Third Party Investment"), at least ten (10) days prior to any such proposed Third Party Investment to which a participation right applies as aforesaid, the Company shall give to each then Executive Stockholder a written notice of such proposed Third Party Investment, together with particulars thereof, including the proposed amount and form of consideration to be paid by, and the numbers and class of Shares to be issued to, the Third Party and the terms and conditions of payment, and, in such notice, the Company shall offer to each then Executive Stockholder, subject to consummation of such proposed investment, for twenty
(20) days commencing on the giving of such notice, at the same price per Share and on the same terms and conditions, the opportunity to purchase from the Company all or a portion of such Shares as would, if such participation right were exercised, preserve the Percentage Interest of such Executive Stockholder. Anything contained herein to the contrary notwithstanding, the written notice of the proposed Third Party Investment to which a participation right applies as aforesaid need not be given prior to such proposed Third Party Investment so long as such offer is sent within five (5) days thereafter and remains open for a twenty (20) day period from receipt thereof.

            (b) If an Executive Stockholder elects to accept such offer, such Executive Stockholder shall so signify by written notice to the Company given within such ten-day period, indicating the portion of the Shares offered in consideration for the proposed Third Party Investment which such Executive Stockholder elects to purchase, and deliver the purchase price to the Company upon or within ten (10) days after the proposed closing date of the Third Party Investment. If the amount of the proposed Third Party Investment or any of the price or the material terms or conditions thereof is changed, the Company shall notify each then Executive Stockholder of any such change and such Executive Stockholder shall have the later to expire of five (5) days after such Executive Stockholder's receipt of such notice of change or twenty (20) days after receipt of the initial offer within which to accept the initial offer as so changed or to rescind or modify such Executive Stockholder's prior acceptance.

            (c) The provisions of this Section 5.3 shall not be applicable to the sale or issuance by the Company of Shares and other securities of the Company issued or issuable upon conversion or exercise of any interests, securities, options or rights theretofore sold, issued or granted by the Company, Shares or other securities issued pursuant to a merger, consolidation or reorganization of the Company, Shares or other securities of the Company issued for consideration other than cash, Shares or options, warrants or like securities, granted or issued to employees of or consultants to the Company (or any subsidiary thereof) reflecting the allocation of a number of Shares not exceeding 10% of the total number of Shares then held by all stockholders of the Company, Shares or other securities issued in connection with any split or combination or reclassification of the Shares or other securities of the Company not affecting relative equity interests, or securities issued in connection with an Initial Public Offering.

      5.4 Purchase and Sale of Shares upon Termination of Employment. The following provisions shall be applicable in the event that an Executive Stockholder's employment with the Company or MRT is terminated (such terminated Executive Stockholder being referred to herein as a "Terminated Stockholder", with all references in this Section 5.4 to a "Terminated Stockholder" being deemed to include such Terminated Stockholder's guardian or other legal representatives, if any, and transferees under the laws of descent and distribution, if any, unless the context otherwise requires).

            (a) Right to Purchase. If an Executive Stockholder's employment with the Company and MRT shall terminate for any reason whatsoever, the Company shall have the right, but not the obligation, to purchase all, but not less than all, of the Shares of the Terminated Stockholder (such Shares being referred to herein as the "Call Shares") at a price equal to the Appraised Value (as hereinafter defined) thereof as of the date such Terminated Stockholder's employment with the Company and MRT is terminated (such date being referred to herein as the "Termination Date"). The rights of the Company set forth in this subsection may be exercised by a written notice from the Company to the Terminated Stockholder at any time no later than ninety (90) days following the Termination Date (the "Call Notice"). The Call Notice shall specify the time (which shall not be more than twenty-one (21) days following the determination of the Appraised Value) and place for closing the purchase of the Call

Shares. The purchase of such Call Shares shall take place in accordance with, and at the time and place specified in, the Call Notice.

            (b) Obligation to Purchase. If an Executive Stockholder's employment with the Company and MRT shall terminate for any reason other than Cause (as then defined in such Stockholder's Employment Agreement) or a voluntary termination by such Executive Stockholder, the Terminated Stockholder shall have the right, but not the obligation, to cause the Company to purchase all, but not less than all, of the Shares of the Terminated Stockholder (the same being referred to herein as the "Put Shares") and at a price equal to the Appraised Value thereof as of the Termination Date. The rights of the Terminated Stockholder set forth in this subsection may be exercised by a written notice from the Terminated Stockholder to the Company at any time no later than ninety
(90) days following the Termination Date (the "Put Notice"). The Put Notice shall specify the time (which shall not be more than twenty-one (21) days following the determination of the Appraised Value) and place for closing the purchase of the Put Shares. The purchase of such Put Shares shall take place in accordance with, and at the time and place specified in, the Put Notice.

            (c) Determination of Appraised Value; Terms of Payment; Other Provisions.

                  (i) For purposes hereof, the "Appraised Value" of any Call Shares or Put Shares to be purchased and sold pursuant to the provisions of this
Section 5.4 shall be equal to the fair value thereof, taking into account only the Vested Shares held by and the Vested Phantom Shares allocated to the Terminated Stockholder, and not attributing any value to any Unvested Basic Shares or any Unvested Phantom Shares theretofore held by or allocated to such Terminated Stockholder, such value to be determined by an independent appraiser mutually agreeable to the Company and the Terminated Stockholder, which appraiser shall be appointed within fifteen (15) days following the date of the Call Notice or Put Notice, as the case may be. The Company and the Terminated Stockholder shall use their best efforts to cause the appraiser to determine the Appraised Value within thirty (30) days from the date of such appointment. If the Company and the Terminated Stockholder are unable to agree upon an independent appraiser, then the Company and the Terminated Stockholder shall each promptly select a recognized independent appraiser, and each of the appraisers so appointed shall be instructed to jointly select, within seven (7) days of their appointment, a third independent appraiser, who shall then be instructed to determine such fair value within fifteen (15) days after his appointment. The determination of Appraised Value in accordance with this Section 5.4 shall be final and binding upon the Company and the Terminated Stockholder. The cost of determining the Appraised Value in the case of the purchase and sale of Call Shares the purchase and sale of Put Shares shall be borne 50% by the Company and 50% by the Terminated Stockholder.

                  (ii) The purchase price for the purchase and sale of the Call Shares or the Put Shares, as the case may be, pursuant to the provisions of this
Section 5.4 shall be paid out of the net cash flow of the Company and MRT to the extent that such purchase price balance plus the purchase price balance resulting from any other purchase by the Company of Shares, plus all amounts payable in respect of Phantom Shares by reason of the occurrence of any Payment Event(s) (as hereinafter defined), does not exceed 50% of such net cash flow. In the event the Company shall have any such purchase price payment obligations and/or Phantom Share payment obligations to two or more Stockholders, the amount payable out of such net cash flow for any given Company Year shall be allocated pro rata among such Stockholders. The remaining purchase price balance for any such purchase and sale shall be due and payable on the fifth (5th) anniversary of the closing date of the purchase, and shall bear interest at a rate equal to the rate announced from time to time by the principal lending bank to the Company, PBC or PBC's Parent Entities, as its prime rate, or in the absence thereof at the prime rate published in The Wall Street Journal or an analogous publication selected by the Board of Directors.

                  (iii) On the closing date of the purchase, such Terminated Stockholder shall pay to the Company any and all liabilities and monetary obligations of the Terminated Stockholder to the Company, and the Company shall be entitled to deduct from the purchase price payable hereunder the full amount of such liabilities and obligations, as well as any income tax which the Company is obligated (in the opinion of counsel chosen by the Board of Directors) to deduct and withhold as a result of the subject purchase and sale. At the closing, the Terminated Stockholder shall transfer, convey and deliver all right, title and interest in and to such Call Shares or Put Shares being transferred by such party, which shall constitute (and, at the closing, the Terminated Stockholder shall certify the same in writing) good and unencumbered title to such Call Shares or Put Shares, free and clear of all Liens. In addition, the Terminated Stockholder shall deliver to the Company at such closing any opinions of counsel (relating to transferability) and certificates that the Company may reasonably request.

                  (iv) In each case where the Company is entitled or required to exercise an option to purchase Call Shares or Put Shares pursuant to this
Section 5.4, each Stockholder (including the Terminated Stockholder) shall, at the request of the Company, take such action as is necessary and lawful to permit the Company's exercise of such option and such purchase, including, but not limited to, the incurrence of indebtedness and, if applicable, the creation of legally available surplus (whether by reduction of capital, revaluation of assets or otherwise).

                                   ARTICLE VI

                            CERTAIN OTHER AGREEMENTS

      6.1 Phantom Shares.

            (a) The grant by the Company of Phantom Shares to the Executive Stockholders is governed by this Section 6.1. The number of Phantom Shares allocated to each Executive Stockholder are as set forth on Exhibit A hereto opposite the name of such Executive Stockholder. Such Phantom Shares shall be Unvested Phantom Shares until they have become Vested Phantom Shares pursuant to
Article 3 hereof. Each Phantom Share constitutes a "phantom share unit" corresponding to one share of Class B Common Stock and shall, upon and only upon such Phantom Share becoming a Vested Phantom Share, entitle the grantee thereof to a non-transferable right to receive from the Company the following:

                  (i) If, as and when a cash dividend or distribution shall be made to the holders of the Company's Common Stock, but only if no Payment Event shall have occurred, cash in an amount equal to the per share amount of such dividend or distribution.

                  (ii) Upon the termination of the grantee's employment with the Company and MRT, or any other event which would entitle the grantee to have his Shares purchased by the Company pursuant to this Agreement (other than pursuant to Section 6.2 hereof)(a "Payment Event"), an amount (the "Redemption Amount") equal to the sum of (i) the fair market value per share of Common Stock on the date of issuance thereof (the "Base Value"), plus (ii) the applicable Phantom Share Percentage (as hereinafter defined), multiplied by the amount, if any, by which the fair market value per share of Common Stock on the date of the Payment Event (the "Payment Event Value"), exceeds the Base Value; provided, however, that if the Base Value exceeds the Payment Event Value, then the Redemption Amount shall be equal to the Payment Event Value; in all cases as appropriately adjusted for stock splits, stock dividends and stock combinations affecting the Common Stock between the date of such issuance and the date of the Payment Event. The fair market value per share of Common Stock on the date in question shall be determined, on a fully diluted basis, treating as if they were issued and outstanding shares of Common Stock all share equivalents of each Unvested Phantom Share and each other phantom share or stock appreciation right that may be granted by the Company (that is, reflecting the aggregate number of shares of Common Stock to or upon which each phantom share or stock appreciation right is equivalent or based). Such fair market value shall be determined in a manner consistent with the determination of Appraised Value in Section 5.4(c) hereof, unless the Common Stock is then publicly traded, in which event fair market value will be determined as the most recent closing market price per share of the Common Stock. The "Phantom Share Percentage" applicable to a particular grantee shall be 108% (or 111% if such grantee is at the time of such payment a full time resident of the State of Georgia). Upon the occurrence of the first Payment Event to occur after the date hereof with respect to a particular grantee of Phantom Shares, the entitlement of the grantee to payment in respect thereof pursuant to this Section 6.1(a)(ii) shall be deemed the constitute the sole right of payment in respect of such Phantom Shares and such Phantom Shares shall thenceforth be deemed canceled and terminated. No Phantom Share, whether or not a Vested Phantom Share, shall constitute or entitle the grantee to any share of capital stock of the Company or any right as a stockholder of the Company in respect thereof. If the Company shall so require, Phantom Shares shall be evidenced by separate written agreements between the Company and the grantee thereof consistent with the provisions of this Section 6.1(a) and otherwise in form and substance reasonably required by the Company.

            (b) Any payment required to be made by the Company in respect of Phantom Shares by reason of the occurrence of a Payment Event shall be made in a manner consistent with the provisions of clauses (ii) and (iii) of Section 5.4(c) hereof as if in respect of the purchase price for Call Shares or Put Shares thereunder.

            (c) At any time after the date hereof, the Company shall have the right to issue in cancellation thereof for all or any portion of any Vested or Unvested Phantom Shares granted by it, shares of Class B Common Stock equal in number to the number of such Phantom Shares to be so canceled. Upon any such issuance and cancellation, Shares issued in respect of Vested Phantom Shares shall be deemed Vested Basic Shares and Shares issued in respect of Unvested Phantom Shares shall be deemed Unvested Basic Shares and shall only become Vested Basis Shares at such time as the corresponding Unvested Phantom Shares so cancelled would have become Vested Phantom Shares pursuant to this Agreement. In the event that the issuance of Shares pursuant to this paragraph (c) results in income tax liability to such Executive Stockholder to whom such shares shall be issued, the Company will offer to such Executive Stockholder a loan in a principal amount equal to 50% of such tax liability, with the amount of such tax liability being mutually determined by the accountants for the Company and the accountants for such Executive Stockholder. Any such loan pursuant to this paragraph (c) shall bear interest at the lowest rate permitted by the Code and the Regulations to avoid the imputation of interest, with all principal thereon being repayable on the earlier of (i) the third anniversary of its issuance and (ii) the termination of such Executive Stockholder's employment with the Company, and with accrued interest to be payable quarterly. The terms of such loan and of the notes and instruments evidencing the same shall provide for the grant to the Company of a first priority security interest in and pledge of the shares of capital stock of the Company issued to the holder of the shares in question as security for the loan, and shall otherwise be in form and substance reasonably required by the Company.

            (d) Any purchase or sale of Phantom Shares contemplated by Article 5 of this Agreement shall be deemed to include the purchase and sale of all entitlements of the grantee to payment in respect thereof, and upon such purchase or sale, the selling grantee shall cease to have any right to payment in respect thereof.

      6.2 Exchange for Equity of Public Entity. In the event that PBC is then the Controlling Stockholder, and in the event that the Board of Directors of PBC or any Parent Entity of PBC determines to sell to the public equity securities of PBC or a Parent Entity of PBC (the entity whose equity securities are to be sold being referred to herein as the "Public Entity") pursuant to an Initial Public Offering, then, if the Initial Public Offering shall be consummated, the Executive Stockholders shall have the right and the obligation to exchange their Shares and Phantom Shares for common share equity in the Public Entity (the "Exchange") in accordance with the following:

            (a) In order for the Exchange to be effected at the option of the Executive Stockholders, Executive Stockholders holding at least a majority of the Common Shares and Vested Phantom Shares owned by or allocated to all Executive Stockholders (the "Majority Executive Stockholders") must give PBC written notice of their intention to effect the Exchange (an "Exchange Notice") within fifteen (15) days following the date that the Executive Stockholders are given written notice from PBC of the expected occurrence of such an Initial Public Offering (an "IPO Notice"). In the Event that the Majority Executive Stockholders elect to effect the Exchange, all of the Executive Stockholders will be required to effect the Exchange.

            (b) PBC shall have the right to cause the Exchange to occur and to require the Executive Stockholders to effect the Exchange in accordance with this Section 6.2 by setting forth in the IPO Notice its demand that the Executive Stockholders effect the Exchange.

            (c) Pursuant to the Exchange, each Executive Stockholder shall be entitled to receive in exchange for his Shares and Phantom Shares that number of shares of common stock of the Public Entity ("Public Entity Stock") that have a fair value which is equivalent to the fair value of the Shares and Phantom Shares of such Stockholder as of the date of the Exchange (the "Exchange Date"), based upon the fair value per share of the Public Entity Stock and the fair value of such Shares and Phantom Shares as of the Exchange Date (after giving effect to the provisions of Section 3.2 hereof and to the remaining provisions of this paragraph (c)), as determined by a recognized investment banking firm appointed by PBC and reasonably acceptable to the Majority Executive Stockholders (which may be the lead underwriter retained in connection with the Initial Public Offering). In determining the fair value of an Executive Stockholder's Shares and Phantom Shares, the fair value of the Company as an entity (net of indebtedness) shall be determined as of the Exchange Date (the "Company Value") and the fair value of the Executive Stockholder's Shares and Phantom Shares shall be deemed to be the portion of the Company Value which would be allocable and distributable to such Executive Stockholder upon the liquidation of the Company in accordance with the GCL (after giving effect to the provisions of Section 3.2(j) hereof as if the Initial Public Offering had occurred).

            (d) The closing of the Exchange shall take place on such date and at such time as PBC specifies to the Executive Stockholders on not less than three
(3) business days prior notice, and shall only be deemed to be effective if and when the Initial Public Offering giving rise thereto is consummated.

            (e) Upon the closing of the Exchange, all of the Executive Stockholders' rights under this Agreement shall terminate, and the Executive Stockholders shall no longer be Stockholders of, or have any Shares or any Phantom Shares or any other equity or other interest in, the Company.

      6.3 Outside Businesses of PBC. PBC and/or any affiliate thereof may engage in and/or possess interests in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any of its subsidiaries (provided, that, for so long as PBC is the Controlling Stockholder, such business venture is not directly competitive with a substantial portion of the principal operations of the Company and its subsidiaries and the Company and the Stockholders shall have no rights, by virtue of this Agreement or otherwise, in or to such ventures or interests, or the income or profits derived therefrom, and the pursuit or acquisition of any such venture or interest, shall not be deemed wrongful or improper in any manner. Neither PBC nor any affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company or any of its subsidiaries even if such opportunity is of a character that, if presented to the Company and any of its subsidiaries, could be taken by or considered a business opportunity of the Company or any of its subsidiaries, and PBC or any affiliate thereof shall have the right to take for its own account and benefit (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular venture, investment or business opportunity.

      6.4 Relationship with Affiliates.

            (a) Each of the Stockholders hereby acknowledges and agrees that certain affiliates of PBC may elect to provide various management and support services to the Company (including for purposes of this Section 6.4, as included within the definition of the Company, the Company's subsidiaries, including
MRT), including, without limitation, accounting and financial services, insurance, personnel and human resources services, benefit plan administration, purchasing services, computer support services, shipping and receiving services and safety and health training services (collectively, the "Services"). The Company shall pay the provider(s) of those Services for which costs can reasonably be established a fair allocable portion of such costs, as determined based upon relevant factors, including, without limitation, actual costs attributed to the Company and, where appropriate, the number of employees of the Company or its consolidated gross sales in relation to the number of employees or gross sales of those entities sharing such Services with the Company. In addition to and without limiting the foregoing, PBC (or its affiliates) shall be entitled to be paid a continuing fee by the Company, for general management and overhead services for which allocation of costs is not possible, equal to 1.5% of the consolidated gross revenues of the Company, such fee to be payable monthly. All determinations as to actual costs, allocations of costs and the amount to be paid by the Company in respect of the Services shall be made in good faith by PBC.

            (b) Each of the Stockholders hereby acknowledge and agree that the Company and its subsidiaries ( including MRT) shall be entitled to enter into such reasonable commercial relationships with PBC and its affiliates, on such terms and conditions as PBC shall determine.

      6.5 Termination of Certain Rights. The rights granted to the Executive Stockholders pursuant to Sections 5.2, 5.3, 5.4 and 6.2 hereof shall not be applicable to, and shall terminate and be of no further force and effect upon the closing of, an Initial Public Offering.

      6.6 Individual Obligations. Each of the respective obligations of the Members, the Stockholders or the Executive Stockholders under this Agreement shall be the respective obligations individually of each Member, Stockholder or Executive Stockholder and shall be and remain binding on each such Member, Stockholder or Executive Stockholder notwithstanding the failure of any other Member, Stockholder or Executive Stockholder to comply with such obligation as its applies to him or it.

      6.7 Legend on Certificates. So long as this Agreement shall remain in effect, the following statement shall be inscribed on all certificates representing Shares held by any of the parties hereto (and their successors and assigns) and upon all certificates issued in lieu or in substitution therefor:

            "The shares represented by this certificate are subject to a certain Agreement dated as of January ___, 1999, as the same may be amended or supplemented from time to time, a copy of which is on file at the principal office of the Corporation. Any attempted transfer of the shares represented by this certificate, or any interest therein, in violation of said agreement shall be invalid."

      6.8 Failure to Transfer. In the event that a Stockholder or any heir, personal representative, successor or assign of such Stockholder (the "Seller"), having become obligated to Transfer Shares pursuant to this Agreement, shall fail to deliver such Shares in accordance with the terms of this Agreement, the person entitled to acquire such Shares pursuant to such Transfer (the "Purchaser") may, at its option (and if applicable), in addition to all other remedies it may have, send to the Seller by registered or certified mail, return receipt requested, the purchase price for such Shares as determined pursuant to this Agreement. In the event of such failure, and if applicable the Purchaser's compliance with the preceding sentence, the Company, upon written notice to the Seller, (i) shall cancel on its books the certificate or certificates representing the Shares to be Transferred, (ii) shall issue, in lieu thereof, a new certificate in the name of the Purchaser representing such Shares and (iii) shall deliver such new certificate or certificates to the Purchaser and thereupon all of the Seller's rights in and to said Shares shall terminate.

                                   ARTICLE VII

                                BOOKS AND RECORDS

      7.1 Books, Records and Financial Statements of the Company.

            (a) At all times during the existence of the Company, the Company shall maintain, at its principal place of business, separate books of account for its operations in accordance with generally accepted accounting principles and in accordance with applicable tax accounting principles.

            (b) The following financial information shall be transmitted by the Company to each Stockholder within four (4) months after the close of each Company Year:

                  (i) consolidated balance sheet of the Company and its subsidiaries as of the beginning and close of such Company Year;

                  (ii) consolidated income statement of the Company and its subsidiaries as of the close of such Company Year.

            (c) As and when available, the Company shall furnish to each Stockholder on a quarterly basis, unaudited consolidated quarterly financial statements of the Company and its subsidiaries for such quarter.

      7.2 Books, Records and Financial Statements of MRT.

            (a) At all times during the continuance of MRT, MRT shall maintain, at its principal place of business, separate books of account for its operations in accordance with generally accepted accounting principles and in accordance with applicable tax accounting principles.

            (b) The following financial information shall be transmitted by MRT to each Member within four (4) months after the close of each MRT Year:

                  (i) balance sheet of MRT as of the beginning and close of such MRT Year;

                  (ii) statement of MRT profits and losses for such MRT Year;

                  (iii) statement of the Members' Capital Accounts as of the close of such MRT Year, and changes therein during such MRT Year; and

                  (iv) a statement indicating such Member's share of each item of MRT income, gain, loss, deduction or credit for such MRT Year for income tax purposes.

            (c) As and when available, MRT shall furnish to each Member on a quarterly basis, unaudited consolidated quarterly financial statements of MRT for such quarter.

      7.3 Accounting Method. For both financial and tax reporting purposes and for purposes of determining profits and losses, the books and records of the Company and MRT shall be kept on the accrual method of accounting.

      7.4 Audit. At any time at the sole discretion of the Managing Member(s) and/or the Board of Directors, as the case may be, the financial statements of MRT and/or the Company may be audited by an independent certified public accountant, selected by the Managing Member(s) or Board of Directors, as the case may be (which may be the accountant for PBC), with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audits will be an expense of MRT or the Company, as the case may be. A copy of any such audited financial statements and accountant's report will be made available for inspection by the Members or the Stockholders, as the case may be.

      7.5 Fiscal Year. The fiscal year of MRT or of the Company shall in either case be the calendar year or in either case such other period as shall be determined by the Managing Member(s)or the Board of Directors, as the case may be.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 Amendments.

            (a) Except as otherwise provided in this Section 8.1, this Agreement may not be amended except by a writing executed by PBC, the Company and by Executive Stockholders constituting the Majority Executive Stockholders.

            (b) PBC and the Company may amend this Agreement without the consent of any Stockholder to reflect changes validly made in the membership of MRT or the identity of the Stockholders and corresponding changes in the terms and provisions of this Agreement necessary to reflect or conform with any such change, to reflect changes permitted in accordance with this Agreement in the Capital Accounts and/or MRT Percentage Interests of the Members or the number, class or series of Shares owned by any Stockholder, to clarify any ambiguities herein or to appropriately adjust any mechanics or procedures set forth herein so long as the rights of the Executive Stockholders are not prejudiced thereby, or if such amendment is of an inconsequential nature (as reasonably determined by the Board of Directors) and does not affect the rights of the Executive Stockholders in any adverse respect.

            (c) Anything in the foregoing provisions of this Section 8.1 to the contrary notwithstanding, this Agreement shall be amended from time to time (without any required consent of the Stockholders) in each and every manner deemed necessary or appropriate by the Board of Directors to comply with the then existing requirements of the Code and the Regulations and the Rulings of the Treasury Department or Internal Revenue Service affecting MRT or the Company.

      8.2 Specific Performance. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

      8.3 Entire Agreement. This Agreement sets forth the entire and only agreement or understanding among the parties hereto relating to the subject matter hereof and supersedes and cancels all previous agreements, letters, negotiations, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement.

      8.4 Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and addressed to the parties hereto at their addresses as reflected in the records of the Company from time to time and to such other addresses as they may respectively from time to time designate by written notice, given in accordance with the terms of this Section. Notices given as provided in this Section shall be deemed effective: on the date hand delivered; on the first business day following the sending thereof by recognized overnight courier; and on the fifth calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

      8.5 Gender and Number. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, the feminine and the neuter.

      8.6 Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and permitted assigns of the parties hereto; provided that nothing contained herein shall permit any assignment of any Shares or Phantom Shares or any rights or obligations under this Agreement except as elsewhere expressly permitted in this Agreement. This Agreement shall not inure to the benefit of or be enforceable by any creditor of MRT or the Company or of any Member or Stockholder or be deemed to create or be for the benefit of any person not a party hereto.

      8.7 Waivers. No waiver by any party hereto of any failure by any other party hereto to comply with any obligation under this Agreement shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent failure of the same or similar nature.

      8.8 Severability. If any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction only, shall be ineffective to the extent of such invalidity, prohibition, unenforceability, without invalidating the remaining provisions of this Agreement, and the validity, legality and enforceability of such remaining provisions shall not be affected in any way thereby.

      8.9 Effective of Certain Changes. All of the provisions of this Agreement shall apply to all of the Shares presently owned by any of the Stockholders as well as to all other shares of the Company which may be issued or transferred to any of them in consequence of any additional issuance, purchase, exchange or reclassification of shares, corporate reorganization, or any other form of recapitalization, or consolidation, or merger, or share split, or share dividend, or which are acquired by any of them in any other manner. The number of Shares subject to the provisions of this Agreement and all references herein to numbers of Shares and purchase prices per Share shall be appropriately adjusted in the case of any subdivision or combination of the outstanding Shares into a greater or smaller number of shares, recapitalization, reorganization, reclassification of shares, stock dividend, or like event.

      8.10 Headings. The headings and subheadings of Sections of this Agreement and/or any Schedule hereto are for convenience of reference only and shall not constitute part of or define or limit any of the provisions of this Agreement or such Schedule.

      8.11 Counterparts. This Agreement may be executed by the parties hereto in counterparts, or by separate signature page or instrument, each of which shall be considered an original, and all of which shall together constitute but one and the same agreement.

      8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to contrary choice of law principles of such State.

            IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.


                                    PHILIPP BROTHERS CHEMICALS, INC.

                                    By: /s/ Nathan Bistricer
                                        ----------------------------------------
                                           Nathan Z. Bistricer
                                            Vice President


                                    MRT MANAGEMENT CORP.

                                    By: /s/ Nathan Bistricer
                                        ----------------------------------------
                                           Nathan Z. Bistricer
                                            Vice President


                                    EXECUTIVE STOCKHOLDERS:

                                    /s/ Hugh Shannonhouse
                                    --------------------------------------------
                                    Hugh P. Shannonhouse

                                    /s/ Richard Basaraba
                                    --------------------------------------------
                                    Richard Basaraba

                                    /s/ Robert Styron
                                    --------------------------------------------
                                    Robert Styron

                                   Schedule A

                            Shares of    Shares of      Vested      Vested      Unvested
                            Series A      Series B      Class A     Class B      Class B        Unvested       Vested
                            Preferred    Preferred      Common      Common       Common         Phantom       Phantom
Stockholders:                 Stock        Stock        Shares      Shares       Shares         Shares         Shares
-------------                 -----        -----        ------      ------       ------         ------         ------
Philipp Brothers                                        64.035      64.035         -0-            -0-           -0-
Chemicals, Inc.

Executive Stockholders
----------------------

Hugh P. Shannonhouse                                                9.8336         -0-          5.6849          -0-

Richard Basaraba                                                    4.9168         -0-          2.8424          -0-

Robert Styron                                                        3.25          -0-          2.8424          -0-

                                   Schedule B

Members:

                                             Units
                                             -----

Managing Member:

   MRT Management Corp.                     128.07